EXHIBIT 10(uu)

TO FORM 10-K OF

WELLS REAL ESTATE FUND VII, L.P.

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”), dated as of the 15th day of August, 2004 (the “Effective Date of Amendment”), by and between FUND VII AND VIII ASSOCIATES, a Georgia joint venture (“Landlord”), and CH2M HILL, a Florida corporation (“Tenant”).

BACKGROUND

The original lease agreement was entered into with an effective date of September 20, 1994, by and between Wells Real Estate Fund VII, L.P. a Georgia limited partnership (“Fund VII”) and Tenant, with respect to those premises situated in that certain building located at 3011 SW Williston Road, Gainesville, Florida 32608, being more particularly described on Exhibit “A” attached hereto (the “Property”). The original lease was then amended pursuant to that certain First Amendment to Lease dated November 14, 1994, that certain Second Amendment dated January 12, 1995 and that certain Third Amendment dated June 30, 1995 (the original lease, together with all amendments, is called the “Lease”). Subsequently, Fund VII contributed the Property into a joint venture pursuant to that certain Joint Venture Agreement of Fund VII and Fund VIII Associates dated February 10, 1995 between Fund VII and Wells Real Estate Fund VIII, a Georgia limited partnership (“Fund VIII”), as amended by that certain First Amendment to Joint Venture Agreement of Fund VII and Fund VIII Associates dated April 1, 1996.

Landlord and Tenant now wish to amend the Lease as described below.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants and benefits herein contained, Landlord and Tenant do hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment but not otherwise defined herein shall have the meanings given in the Lease.

2. Demised Premises. From and after September 1, 2004 (the “Extension Date”) the Demised Premises shall mean that certain premises in the Building located on the Land more particularly described on Exhibit “B” attached hereto, which consist of approximately 50,877 square feet of Rentable Floor Area, having been measured according to BOMA standards. In addition, the Rentable Floor Area of the Building is 61,494, so that Tenant’s Share is 82.73%.

3. Termination of Lease as to Surrendered Space. Landlord and Tenant agree that Tenant’s obligation to pay Rent pursuant to the Lease shall be terminated as it relates to the approximately 5,500 square feet more particularly described on Exhibit “C” attached hereto (the “Surrendered Space”) effective as of 11:59 p.m. on August 31, 2004 (the “Termination Date”).

Notwithstanding the foregoing, Tenant shall remain in the Surrendered Space subject to the Lease until Landlord has completed Leasehold Improvements as per Paragraph 7 of this Fourth Amendment to Lease. Upon completion of such Leasehold Improvements, Tenant will vacate and surrender possession of the Surrendered Space to Landlord pursuant to Section 30 of the Lease. From and after such vacating and surrender, Tenant will have no further right to occupy the Surrendered Space, the Lease as it relates to the Surrendered Space will be terminated, and Tenant will have no further obligations for the Surrendered Space.

4. Extension of Lease Term. Commencing on the Extension Date the Lease Term shall hereby be extended for a period of seventy-five (75) months and shall expire on November 30, 2010 (the “Expiration Date”) unless renewed or extended as otherwise provided herein.

5. Base Rental Rate. From and after the Extension Date, the Base Rental Rate will be a gross payment of base rent and operating expenses, and such payment shall be due and payable as set forth in Section 5 of the Lease as modified herein in the following amounts, subject to adjustments as specified within this Fourth Amendment to Lease.

Months	Per Square Foot	Operating Expenses		Per Square Foot
9/1/04 - 11/30/05				$16.42
12/1/05 - 11/30/06	12.00	7.00	0.20	$19.20
12/1/06 - 11/30/07	12.36	7.00	0.20	$19.56
12/1/07 - 11/30/08	12.73	7.00	0.20	$19.93
12/1/08 - 11/30/09	13.12	7.00	0.20	$20.32
12/1/09 - 11/30/10	13.51	7.00	0.20	$20.71

6. Tenant’s Additional Rental. Section 7(b) of the Lease is hereby amended so that Tenant’s Share of Operating Expenses shall be defined as Tenant’s Share of the total dollar increase, if any, in Operating Expenses paid or incurred by Landlord in each calendar year over the Operating Expenses paid or incurred by Landlord in the calendar year 2005 (the “Base Year”). Notwithstanding the foregoing, Landlord shall limit the Operating Expenses effective 9/1/2004 through 12/31/2005 at an annual rate of $7.00/square foot, and for subsequent years during the term of the lease, Landlord shall limit annual increases to Operating Expenses to 3%, except as provided herein. Landlord’s limit of Operating Expenses shall not include electrical costs, real estate taxes or insurance expense and any other expenses outside the reasonable control of Landlord (the “Excluded Operating Expenses”), however, such Excluded Operating Expenses shall be limited to actual expenses as reasonably incurred by the Landlord in the normal operation of the Building and the Property.

7. Leasehold Improvements.

(a) Except as set forth in this Section, Tenant accepts the Demised Premises in their “as is” condition on the date that this Amendment is entered into. Landlord agrees to complete certain work (the “Work”), at Landlord’s cost and expense, consisting of the following items: (i) installing carpet on the floors and painting the walls of the Demised Premises, using Building standard materials or as otherwise noted in this Amendment; (ii) installing card access security systems to control eight (8) access points; (iii) and constructing six (6) demised offices pursuant to space plans, (collectively, the “Plans”), attached hereto as Exhibit “D”. All changes, additions and modifications to the Work or the Plans shall be at Tenant’s sole cost and expense (including, without limitation, materials above Building standard and compliance issues necessitated by Tenant’s use and occupancy of the Demised Premises). All changes in the Work or the Plans must receive the prior written approval of Landlord, and the cost thereof shall be borne solely by Tenant. It shall be a condition precedent to Landlord’s commencement of the Work that Tenant remit to Landlord payment for all any additional costs due to changes of the Work or Plans and any failure to do so shall be a delay caused by Tenant.

(b) Landlord shall also provide to Tenant an additional allowance, payable by Landlord to Tenant upon execution of this Fourth Amendment to Lease, the sum of $52,000 for Tenant’s use as Tenant requires for moving, cabling and any other costs and expenses related to this Fourth Amendment to Lease.

8. Right of First Offer. Section 49 (a) and (b) of the Lease is deleted and replaced with the following:

“(a) So long as (i) there are more than twenty-four (24) months remaining in the Lease Term, and (ii) a period of one (1) year has expired since the Effective Date of this Amendment, at such time or times that all of the space described in Exhibit “E” (the “First Offer Space”) becomes vacant, Landlord will notify Tenant in writing of the availability of such space. So long as Tenant provides written notice to Landlord, within ten (10) days after receipt of Landlord’s notice, of Tenant’s election to expand the Demised Premises to include the First Offer Space (the “Election Notice”), then the parties hereto shall proceed to execute an amendment to this Lease to add the First Offer Space to the Demised Premises within thirty (30) days of Landlord’s receipt of the Election Notice. If Tenant fails to (i) deliver the Election Notice to Landlord on or before the expiration of such ten (10) day period described above, or (ii) execute an amendment to the Lease to add the entire First Offer Space to the Demised Premises within such thirty (30) day period, Tenant will be deemed to have waived its Right of First Offer and, for a period of one (1) year from such failure, Landlord may lease all or a portion of the First Offer Space to any third party without notice to Tenant or without Tenant’s consent. If such one (1) year period expires before Landlord leases all or any portion of the First Offer Space to a third party, then Landlord must notify Tenant that the First Offer Space is available and repeat the process above before leasing all or any portion of the First Offer Space to any third party. This Right of First Offer is personal to Tenant and is not transferable by Tenant.

(b) If Tenant leases the First Offer Space pursuant to this Right of First Offer, the same will be added to the Demised Premises as of the date of Landlord’s receipt of the Election Notice, and all of the terms and conditions of the Lease, including the Lease Term and the then current Rent, will apply to the First Offer Space; provided, however, Landlord will not be obligated to grant any concessions or allowances with respect to the First Option Space. Upon the effective date of any amendment to the Lease entered into as a result of Tenant’s Right of

First Offer, Tenant’s Share, Rent and any other calculation pertaining to the Rentable Floor Area of the Demised Premises will be recalculated based on the addition of the First Offer Space to the same.

(c) Tenant will not have any rights according to this Section if, at the time Tenant is obligated to give its Election Notice, or at the time Landlord delivers possession of the First Offer Space, either (1) an Event of Default then exists, or (2) an event has occurred which with the passage of time or the giving of notice, or both, would be an Event of Default.”

9. Option to Renew. Section 48 of the Lease is hereby deleted and replaced with the following:

“Option to Renew.

(a) So long as there is no Event of Default under this Lease, either at the time of exercise or at the time the extended term commences, Tenant will have the option to extend the Lease Term for two (2) additional periods of five (5) years (each, an “Option Period”) on the same terms, covenants, and conditions of this Lease, except that the Base Rental during such Option Period will be ninety-five percent (95%) of the then-fair market rental value of the Demised Premises, determined pursuant to subsection (b). Tenant will exercise its option (if at all) by giving Landlord written notice (the “Option Notice”) at least two hundred seventy (270) days but not more than three hundred sixty (360) days prior to the expiration of then current Lease Term.

(b) The Base Rental for the Option Period will be determined in this way:

(1) Landlord and Tenant will have fifteen (15) days after Landlord receives the Option Notice within which to agree on the then-fair market rental value of the Demised Premises, as defined in subsection (b)(3), and rental increases to the Base Rental for the Option Period. If they agree on the Base Rental and rental increases for the Option Period within fifteen (15) days, they will amend this Lease by stating the Base Rental and rental increases for the Option Period.

(2) If they are unable to agree on the Base Rental and rental increases for the Option Period within fifteen (15) days, then, the Base Rental for the Option Period will be ninety-five percent (95%) of the then-fair market rental value of the Demised Premises as determined in accordance with subsection (b)(4) and the periodic rental increases will be consistent with current market standards for rent increases at that time, in amounts and at frequencies determined by the appraisers pursuant to subsection (b)(4).

(3) The “then-fair market rental value of the Demised Premises” means what a landlord under no compulsion to Lease the Demised Premises and a tenant under no compulsion to Lease the Demised Premises would determine as rents (including Base Rental and rental increases) for the Option Period, as of the commencement of the Option Period, taking into consideration the uses permitted under this Lease, the quality, size, design and location of the Demised Premises, and the rent for comparable buildings located in the vicinity of Gainesville, Florida. The Base Rental and the rental increases in the Base Rental for the Option Period will not be less than that provided during the initial Term.

(4) Within seven (7) days after the expiration of the fifteen (15) day period, Landlord and Tenant will each appoint a real estate broker with at least five (5) years’ full-time commercial brokerage experience in the area in which the Demised Premises are located to appraise the then-fair market rental value of the Demised Premises. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other has given notice of the name of its broker, the single broker appointed will be the sole broker and will set the then-fair market rental value of the Demised Premises. If two (2) brokers are appointed pursuant to this paragraph, they will meet promptly and attempt to set the then-fair market rental value of the Demised Premises. If they are unable to agree within thirty (30) days after the second broker has been appointed, they will attempt to elect a third broker meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the then-fair market rental value of the Demised Premises. If they are unable to agree on the third broker, either Landlord or Tenant, by giving ten (10) days’ prior notice to the other, can apply to the then-presiding judge of the Lee County Court for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant will bear one-half (2) of the cost of appointing the third broker and of paying the third broker’s fee. The brokers must be people who have not previously acted in any capacity for either Landlord or Tenant.

Within thirty (30) days after the selection of the third broker, a majority of the brokers will set the then-fair market rental value of the Demised Premises. If a majority of the brokers are unable to set the then-fair market rental value of the Demised Premises within thirty (30) days after selection of the third broker, the three (3) appraisals will be averaged and the average will be the then-fair market rental value of the Demised Premises.”

10. Future Contraction of the Demised Premises.

(a) From and after the end of the thirtieth (30th) month of the Lease Term, Tenant may terminate this Lease as to the portion of the Demised Premises consisting of 5,000 usable square feet and shown on Exhibit “F” attached hereto (the “Contraction Space”) by giving Landlord at least ninety (90) days prior written notice (the “Contraction Notice”) of its election to do so. The Contraction Notice will state: (i) Tenant’s election to exercise its option under this Section; (ii) the date on which Tenant will surrender the Contraction Space (the “Contraction Date”).

(b) Tenant’s rights under this Section are conditioned upon: (i) no material Event of Default exists either on the date the Contraction Notice is given or on the Contraction Date; (ii) Tenant has not assigned this Lease or sublet all or any part of the Demised Premises; (iii) Tenant has not exercised its right of first refusal in Section 8 of this Amendment or option to renew set forth in Section 9 of this Amendment; and (iv) Tenant’s performance of all of its obligations under this Section.

(c) Tenant will pay Landlord an amount equal to the sum of the following (the “Contraction Fee”) the calculation of which is attached hereto as Exhibit “G”: (i) the amount of $25,000 for the cost to perform all work necessary to separate the Contraction Space from the balance of the Demised Premises (the “Remaining Premises”); (ii) the then-present value of the unamortized portion of the tenant improvement allowance and brokerage commission paid by Landlord in connection with this Lease as it pertains to the Contraction Space; and (iii) the product of $1,190.00 multiplied by 18 months to reimburse Landlord for its cost in providing the additional parking required by Tenant for the Contraction Space. The Contraction Fee will be paid by Tenant contemporaneously with the giving of the Contraction Notice subject to Landlord’s confirmation of Tenant’s calculations.

(d) Landlord will prepare a memorandum confirming the effect of Tenant’s exercise of its contraction of the Demised Premises on the Lease, including without limitation: (i) the Contraction Date; (ii) the Remaining Premises (which shall thereafter be the Demised Premises); (iii) the Base Rental; (iv) Tenant’s Share of Operating Expenses; and (v) other matters that vary with the size of the Demised Premises. The Base Rental will be a pro rata share of the Base Rental reduced by that proportionate of it that the Contraction Space bears to the Demised Premises. Landlord and Tenant will execute the amendment prior to the Contraction Date.

(e) Tenant will perform all of its obligations regarding the Contraction Space (including without limitation) the payment of Base Rental allocable to it and Tenant’s Share of Operating Expenses allocable to it through the Contraction Date. All of the obligations of Tenant with regard to the Contraction Space that have accrued prior to the Contraction Date will survive the Contraction Date.

11. Parking. No rights to specific parking spaces are granted under this Lease; however, subject to Landlord’s rights pursuant to the remainder of this Section, Tenant shall be entitled to use up to five (5) spaces per each 1,000 square feet of Rentable Floor Area in the Demised Premises (260 total spaces) in the parking facilities located on the Property. All parking spaces provided to Tenant shall be unreserved and are to be used by Tenant, its employees and invitees in common with the other tenants of the Building and their employees and invitees. Landlord reserves the right to build improvements upon, reduce the size of, relocate, reconfigure, eliminate, and/or make alterations or additions to such parking facilities at any time. The use of the parking spaces is provided by Landlord to Tenant without additional charge. Notwithstanding the foregoing, during the entire term of this Lease and any renewals thereof, Landlord will consistently provide five (5) spaces per each 1,000 square feet of Rentable Floor Area in the Demised Premises to Tenant for its use, and any other use of parking spaces on the Property by any others shall not in any manner reduce the number of spaces available to Tenant for Tenant’s employees and invitees to less than five (5) spaces per 1,000 square feet of rentable Floor Area in the Demised Premises.

12. Tenant’s Right of First Refusal to Purchase. Section 50 of the Lease, granting Tenant a Right of First Refusal to purchase the Building and the Land, is hereby deleted in its entirety and is no longer of any force or effect.

13. Broker Representation. Landlord and Tenant hereby represent and warrant to each other that neither Landlord nor Tenant have utilized the service of any broker with regard to this Amendment that requires the payment of a commission to such broker, except for Coldwell Banker/M.M. Parrish Realtors, acting solely as Tenant’s broker (“Tenant’s Broker”). Tenant’s Broker will be paid a commission by Landlord pursuant to the terms and conditions of such agreement. In the event Tenant or Landlord has utilized the services of a broker that are not disclosed herein, it is agreed that Tenant or Landlord, as applicable, will be responsible for any and all commissions payable to said broker.

14. Interpretation. If any conflict between the terms of this Amendment and the terms of the Lease occurs, the terms of this Amendment shall govern and control in all respects. It is the intention of Landlord and Tenant with respect to the subject matter hereof that the terms of this Amendment shall supersede and replace in each and every respect the terms and provisions of the Lease and Memorandum of Lease which the parties intend to modify pursuant to the terms hereof.

15. Binding Effect; Headings; Applicable Law. All the terms and provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Amendment shall be governed by and construed in accordance with the laws of the State of Georgia.

16. Ratification. Except as hereinabove set forth, the Lease shall remain unmodified and in full force and effect, and Landlord and Tenant do hereby ratify and confirm the Lease, as modified and amended herein.

17. Counterparts. This Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment under seal as of the date first above written.

Signed, sealed and delivered in the presence of:	TENANT:

CH2M HILL, INC.
Unofficial Witness	By:
Notary Public	Name: Title:
(NOTARIAL SEAL)	[CORPORATE SEAL]
My Commission Expires:

[Signatures continue on the following page.]

Signed, sealed and delivered in the presence of:	LANDLORD:

FUND VII and FUND VIII ASSOCIATES
A Georgia Joint Venture
Unofficial Witness
WELLS REAL ESTATE FUND VII, L.P.
a Georgia Limited Partnership

	By:	Wells Partners, L.P.
Notary Public		a Georgia limited partnership,
as general partner
(NOTARIAL SEAL)
		By:	Wells Capital, Inc.,
My Commission Expires:			a Georgia corporation,
as general partner

By:
Name:
Title:

(Corporate Seal)

WELLS REAL ESTATE FUND VIII, L.P.
a Georgia Limited Partnership

	By:	Wells Partners, L.P.
a Georgia limited partnership,
as general partner

		By:	Wells Capital, Inc.,
a Georgia corporation,
as general partner

By:
Name:
Title:

(Corporate Seal)

[End of Signatures.]

EXHIBIT “A”

LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “B”

SITE PLAN OF DEMISED PREMISES

EXHIBIT “C”

SITE PLAN OF SURRENDERED SPACE

EXHIBIT “D”

PLANS

[TO BE ATTACHED UPON COMPLETION BY THE ARCHITECT]

EXHIBIT “E”

SITE PLAN OF FIRST OFFER SPACE

EXHIBIT “F”

SITE PLAN OF CONTRACTION SPACE

EXHIBIT “G”

CALCULATION OF CONTRACTION FEE

Section 10(c)(i) - Cost of demising the Contraction Space	Estimated at $5.00 per square foot of the Contraction Space				$25,000.00

Section 10(c)(ii) - Unamortized tenant improvement allowance and broker’s commission	TI Allowance Broker’s Commission Total Per Square Foot, Demised Premises Total for Contraction Space Discounted to Present Value at 8%	$ $ $ $ $	502,000 305,885.24 807,885.24 15.88 79,400	$	TBD

Section 10(c)(iii) - Monthly rental payments for excess parking	18 months @ $1,190 per month				$21,420.00

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